================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                                   -----------

                           BETHLEHEM STEEL CORPORATION
                                (Name of Issuer)

                                   -----------

Common Stock, $1.00 par value per share                    087509105
    (Title of class of securities)                      (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  May 16, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 14 pages)


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NY2:\1157542\01\_T5Y01!.DOC\56392.0004

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 2 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  541,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             541,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                541,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.4%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    ------------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 3 of 14 Pages
    ----------------------------------------------------                    ------------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, 00
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  300,000
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             300,000
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                300,000
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.2%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    --------------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 4 of 14 Pages
    ----------------------------------------------------                    --------------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, 00
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                541,000
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           541,000

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 541,000
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.4%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 5 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                300,000
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           300,000

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 300,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.2%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 6 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  00
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 3,076,967
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            3,076,967
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                3,076,967
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.3%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              CO
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 7 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  910,500
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             910,500
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 910,500
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.7%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 8 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, 00
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                910,500
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           910,500

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 910,500
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                  0.7 %
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 087509105                                         13D                  Page 9 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  817,100
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               4,828,467
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             817,100
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          4,828,467

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                5,645,567
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   4.3%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No.087509195                                          13D                  Page 10 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               4,828,467
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          4,828,467

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                4,828,467
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   3.7%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

                  This Amendment No. 4 (this "Amendment No. 4") amends the Statement on Schedule 13D, filed on August 16, 1999, Amendment No. 1, filed November 13, 2000, Amendment No. 2, filed March 16, 2001, and Amendment No. 3, filed February 5, 2002 (the "Schedule 13D") by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein" and, together with the foregoing persons, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  (a) As of May 20, 2002, the Reporting Persons beneficially owned in the aggregate 5,645,567 Shares constituting 4.3% of the outstanding Shares (the percentage of Shares owned being based upon 130,985,293 Shares outstanding at April 12, 2002, as set forth in the Company's Form 10-Q for the Quarter Ended March 31, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

                                                               Approximate
                              Number of                       Percentage of
Name                           Shares                      Outstanding Shares
----                           ------                      ------------------

Greenway                       541,000                           0.4%
Greentree                      300,000                           0.2%
Greenbelt                    3,076,967                           2.3%
Greensea                       910,500                           0.7%
Kingsley                       817,100                           0.6%


                  Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares that Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenbelt has direct beneficial ownership of the Shares in the accounts which it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

                  (b) Greenway has the sole power to vote or direct the vote of 541,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greentree has the sole power to vote or direct the vote of 300,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greensea has the sole power to vote or direct the vote of 910,500 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greenbelt has the sole power to vote or direct the vote of 3,076,967 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Kingsley has the sole power to vote or direct the vote of 817,100 Shares and the sole power to dispose or direct the disposition of such Shares.

                  (c) Information concerning transactions in the Shares by the Reporting Persons during the past 60 days is set forth in Exhibit 8 attached hereto, which is incorporated herein by reference.

                  (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

                  (e) The Reporting Persons ceased to be beneficial owners of more than five percent of the Shares on March 6, 2002.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following Exhibit is filed herewith:

                  8. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   May 20, 2002




GREENHOUSE PARTNERS, L.P.             GREENWAY PARTNERS, L.P.

                                      By:    Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                    general partner
   ----------------------
     Gary K. Duberstein, general
     partner                                 By:/s/ Gary K. Duberstein
                                                ----------------------
                                                 Gary K. Duberstein, general
                                                 partner

GREENHUT, L.L.C.                      GREENTREE PARTNERS, L.P.

                                      By:    Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                    partner
   ----------------------
     Gary K. Duberstein, Member
                                             By:/s/ Gary K. Duberstein
                                                ----------------------
                                                 Gary K. Duberstein, Member

GREENHUT OVERSEAS, L.L.C.             GREENSEA OFFSHORE, L.P.

                                      By:    Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                    investment general partner
   ----------------------
     Gary K. Duberstein, Member
                                             By:/s/ Gary K. Duberstein
                                                ----------------------
                                                Gary K. Duberstein, Member

                                      GREENBELT CORP.


                                      By:/s/ Alfred D. Kingsley
                                         ----------------------
                                           Alfred D. Kingsley, President

                                      /s/ Alfred D. Kingsley
                                      ----------------------
                                      Alfred D. Kingsley

                                      /s/ Gary K. Duberstein
                                      ----------------------
                                      Gary K. Duberstein

                                  EXHIBIT INDEX



EXHIBIT NO.               DESCRIPTION
-----------               -----------

          8. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days.